Exhibit 99.1

NEWS RELEASE
Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, Minnesota 55344 USA

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:

December 2, 2005	Paul Stephenson
952-941-9470, ext. 142
E-mail: Paul.Stephenson@fargo.com

Fargo Electronics comments on patent litigation with IRIS Ltd. Inc.

Minneapolis, MN (December 2, 2005) – Fargo Electronics, Inc. (NASDAQ:FRGO) today announced that it has received a ruling from the Federal District Court in Minnesota relating to a portion of its patent infringement complaint against IRIS Ltd. Inc., a Fleetwood, Pennsylvania company. The complaint, which has been ongoing since it was filed in 2004, alleges that printer ribbons sold by IRIS infringed on Fargo’s U.S. patents no. 5,755,519 and 6,152,625.

On November 30, 2005, the court granted partial summary judgment for IRIS on claims related to the 5,755,519 patent based on a technical legal reading of the patent. The lawsuit is continuing on the claims related to the 6,152,625 patent and other non-patent related claims, including trademark infringement.

The 5,755,519 patent and the 6,152,625 patent protect innovations in certain of Fargo’s dye sublimation ribbons that are used in Fargo’s older line of discontinued Persona® printers. They do not apply to the materials used in Fargo’s DTC®, HDP®, CardJet™ or C30 printer encoders, which use different technologies and inks and are protected by different patents.

“We are disappointed by this ruling,” said Jeffrey D. Upin, Fargo’s general counsel, “and anticipate appealing this decision to the United States Circuit Court of Appeals at the appropriate time. Due to procedural rules, this appeal is unlikely to occur until after the trial and final decision by the district court on all claims covered in our lawsuit.

“This ruling only affects the 5,755,519 patent in the United States,” continued Upin, “and does not impact our international patents or the 6,152,625 patent in the United States. We believe that this ruling will ultimately be reversed on appeal and, therefore, intend to continue our policy of vigilantly enforcing our rights regarding both of these patents in the United States and worldwide.”

The court also ruled on the definition of disputed terms for claims construction in the patents. In this ruling, the court agreed with Fargo’s position on the majority of items. “We are pleased with the court’s ruling on claims construction,” commented Upin, “and view them as favorable to our prospects of prevailing on the remaining patent claims.”

Even if the ruling by the court on the 5,755,519 patent is not reversed on appeal, it is too early to determine its effect on Fargo’s business. It is possible that this ruling could ultimately impact Fargo’s ability to maintain proprietary ribbon supplies for use in a portion of its installed, discontinued printer base in the U.S. However, the patents that are subject to the litigation with IRIS relate to technology that is no longer a part of Fargo’s current printer platforms and the revenue associated with the sales of the supplies covered by these patents in the U.S. continues to decline as end users update their printers.

Forward-looking Statements

Statements made in this report concerning our expectations about future results or events, are “forward-looking statements”. When used in this report, words such as “anticipate,” “believe,” “estimate,” “expect,” and “forecast” as they relate to us or our management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Such statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995, and are necessarily subject to risks and uncertainties. Actual results may differ materially from those reflected in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and are subject to the risks and uncertainties inherent in general industry and market conditions, general domestic and international economic conditions, and other factors. These risks and uncertainties include, but are not limited to: product acceptance and customer demand for our card personalization systems and proprietary supplies; actions taken and alternative products marketed by our competitors; supplier relationships, including reliance on sole and single-source suppliers; manufacturing or design defects that we may discover after shipment; challenges in successfully implementing a new enterprise resource planning computer system; lack of inventories of component parts or finished goods; our focus on the identification card personalization market; continuing technological changes in our industry; our dependence on a distribution network and the reaction of this network to changes in distribution programs; domestic and international regulations and standards; our dependence on international sales and foreign suppliers; material changes in orders placed by large end users; challenges in effectively managing growth; our dependence on technologies we do not own; complex design that could result in manufacturing delays; protecting and enforcing our intellectual property rights; inadequate protection against infringement claims; the costs of implementing and complying with new regulations enacted in various countries requiring the reduction of hazardous substances in electrical and electronic equipment, including the European Union Waste Electrical and Electronic Equipment Directive and Restriction of Hazardous Substances Directive; and adverse economic and business conditions, including conditions resulting from the terrorist attack on the U.S. on September 11, 2001 and the resulting hostilities and the war with Iraq. For more detail of the risks, uncertainties and other factors that could affect our future operations and results, see our filings with the Securities and Exchange Commission, particularly the Annual Report on Form 10-K for the year ended December 31, 2004 and our Form 10-Q reports.

The Company assumes no obligation to update the forward-looking statements or any other information contained in this release.

About Fargo

Founded in 1974, Fargo Electronics is a global leader in the development of secure technologies for identity card issuance systems, including secure card printer/encoders, materials and software. The company has sold more than 100,000 systems in the U.S. and over 80 other countries worldwide. Fargo card issuance systems reduce vulnerabilities and potential for loss of time, money and lives by continually improving the security of identity credentials. Fargo provides physical, information, and transaction security for a wide variety of applications and industries, including government, corporate, national IDs, drivers’ licenses, universities, schools and membership. Based in Minneapolis, Minn., Fargo markets its products through a global distribution network of professional security integrators. For more information about Fargo, visit www.fargo.com.

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